                                                                      EXHIBIT 99

                                              Contact: HMI Industries Inc.
                                                       James R. Malone
                                                       Carl H. Young III
                                                       (216) 986-8111

FOR IMMEDIATE RELEASE
---------------------

            HMI Industries Inc. Anticipates Second Profitable Quarter

CLEVELAND, Ohio, January 14, 2000... HMI Industries Inc. today reported net income of approximately $250,000, or $.05 per share (diluted) and revenues which approximated $8,500,000, for its first quarter results ended December 31, 1999. This represents the second consecutive profitable quarter for HMI. On November 18, 1999 HMI announced profitable fourth quarter earnings for the quarter ended September 30, 1999 which marked the first time in sixteen quarters that HMI has had profitable earnings from continuing operations.

"While our focus is on the implementation of strategic processes to improve top line growth, we strive daily to continuously improve the quality of our products, decrease product costs and reduce non-sales growth expenses. These efforts have generated larger contribution margins and positive earnings," said Mr. Malone, Chairman and CEO. "Developing a better trained and more knowledgeable distribution network, increasing product awareness and brand recognition, expanding the geographic and demographic markets in which our products are distributed and sold and continuing to streamline processes and lower costs are some of the initiatives identified as those that will make forward progress and continued profits a reality".

HMI is a globally oriented, direct selling company engaged in the manufacture and sale of high filtration portable surface cleaners, central vacuum cleaning systems and portable room air cleaners. The company's high filtration portable surface cleaner and portable room air cleaner are sold under the trade names Filter Queen(R), Princess(R), Majestic(R), Empress(R) and Defender(R) and its central vacuum cleaning system is sold under the trade names Vacu-Queen(R) and Majestic II(R). The company's shares are traded on the OTC Bulletin Board under the symbol "HMII.OB."

Some statements in this press release are forward-looking statements that involve risks and uncertainties, and actual results may differ materially. Among other factors that could cause actual results to differ materially are the following: business and economic conditions; unanticipated costs; and other risk factors listed from time to time in the company's SEC reports, including, but not limited to, the report on Form 10-K for the fiscal year ended September 30, 1999 (Part II, Item 7, MD&A section).

                                       3